UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Change Order Number 3 to Cost Plus Incentive Contract with JH Kelly LLC.

On August 8, 2007, Hoku Materials entered into a Cost Plus Incentive Contract with JH Kelly LLC, or JH Kelly, for construction services for the construction of our polysilicon production plant, which was amended in October 2007, by Change Order Number 1, and again in April 2008 by Change Order Number 2, which are collectively the Construction Agreement.  Under the Construction Agreement, JH Kelly would provide the construction services as our general contractor for the construction of our planned polysilicon plant with production capacity of 3,500 metric tons per year. The target cost for the services to be provided under the Construction Agreement is $145 million, including up to $5.0 million of incentives that may be payable.

On March 27, 2009, we and JH Kelly agreed to Change Order Number 3 under the Construction Agreement, or Change Order 3, to, among other things: (i) increase the rated polysilicon production capacity of our planned facility to up to 4,000 metric tons per year; (ii) confirm our planned schedule to include a reactor test demonstration in June 2009, the partial commercial operation of our plant in September 2009, and full commercial operation of our plant in March 2010; (iii) reallocate the $5 million of incentives that may be payable such that $3.5 million of the incentives may be payable if JH Kelly achieves the foregoing schedule milestones, $1 million of the incentives may be payable if JH Kelly’s actual costs are less than $145 million, and $500,000 may be payable if JH Kelly achieves certain safety goals during the construction of the plant.  Any incentives that are earned would be paid after final completion of the plant.

Pursuant to the Construction Agreement, JH Kelly is not guaranteeing that the cost or schedule targets will be met, and Hoku Materials is obligated to pay for JH Kelly's services regardless of whether these targets are ultimately achieved; however, JH Kelly is required to pay liquidated damages of up to $1 million for construction schedule delays that are directly caused by the fault of JH Kelly.

The JH Kelly Change Order Number 3 will be filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 2, 2009

Hoku Scientific, Inc.

By:	/s/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer